EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Contact Information:

Impact Diagnostics, Inc.	The Trout Group
Stan Yakatan	Brian Korb
Chief Executive Officer	212-477-9007 x23
(310) 374-0808

Grant Ventures, Inc. Announces Agreement to Acquire Impact Diagnostics, Inc.

SALT LAKE CITY, UT., – July 7, 2004 - Grant Ventures, Inc. (OTC Bulletin Board: GRTV.OB) announced today that it has entered into an agreement to acquire privately-held Impact Diagnostics, Inc. through a merger transaction with one of the Company’s subsidiaries.  The holders of Grant Ventures shares immediately prior to the acquisition will own approximately 10% of Grant Venture shares following completion of the acquisition and related transactions

“We look forward to completing the merger with Grant Ventures,” Mr. Stan Yakatan, Chief Executive Officer of Impact Diagnostics, stated.  “Impact is working to improve the standard of women’s health with a unique protein-based diagnostic test for cervical cancer that provides higher sensitivity at reduced cost.  This transaction will provide us with access to the capital markets to grow our business as a public entity.”

The human papillomavirus (HPV) causes virtually all cervical cancer, a disease that kills 300,000 women annually.  Through a proprietary, patented, protein-based technology, the assay developed by Impact looks at HPV in a fashion that identifies cervical cancer or cervical displasia.  To improve the effectiveness of cervical cancer screening it is important to distinguish between the virus infection and cancer, as opposed to current DNA screening which just looks for the presence of the virus.  The overwhelming majority of virus infections and very early lesions typically go away on their own and are not considered clinically relevant for that reason.

Mr. Yakatan is slated to be the Chairman and Chief Executive Officer of the newly merged entity.  Mr. Yakatan has been in the life sciences industry for the past 35 years and has held senior executive positions with New England Nuclear, (a Division of E.I. Dupont), ICN Pharmaceuticals, New Brunswick Scientific and Biosearch. He currently serves as the strategic advisor to the state government of Victoria, Australia and has advised several leading venture capital firms including TVM (Germany), Ventana (USA), MSP (USA) and Biocapital (Canada).

The merger is expected to close in approximately 2 weeks.

About Impact Diagnostics, Inc.

Impact Diagnostics develops products to improve the efficiency of diagnosing cervical cancer, including a sensitive, reliable, non-invasive, point-of-care test which is expected to cost less than other tests currently used.  The diagnostic assay developed by Impact has clinical validation with a large number of patients indicating superior sensitivity and specificity in detecting cervical cancer, a disease that kills 300,000 women annually.  Currently there are more than 120 million cervical diagnostics tests administered annually in the US and Europe.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements.  By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see our filings with the Securities and Exchange Commission.

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